2019 Brunswick Performance Plan (BPP)
Summary Terms and Conditions

Purpose	Reward achievement of annual goals
Eligibility	Key managers identified on an individual basis. Employees must be hired prior to October 1, 2019, to be eligible for the current year's plan.
Performance Period	2019 fiscal year.
Performance Measures
Bonuses based 100% on achievement against the following financial measures as of the end of the performance period.

* For Corporate-level and Business Acceleration employees,
* 75% based on Earnings Per Share ("EPS" (ex. items)), and
* 25% based on overall Brunswick Free Cash Flow ("FCF")

* For Division participants,
* 25% based on EPS (ex. items),
* 25% based on overall Brunswick FCF, and * 50% based on applicable division Earnings Before Interest and Taxes ("EBIT").

FCF is consistent with external reporting definition.
FCF, EPS (ex. items) and EBIT from continuing operations results for the year will be adjusted for:
* Restructuring, exit, integration, and impairment costs (including debt issuance and extinguishment costs) and associated savings - variance from budget;
* Acquisition/sale of “strategic” assets (e.g., transformational or material acquisitions) not contemplated in the budget;
* Impact of any “unusual in nature” or “infrequently occurring” charges or impacts related to changes in accounting principles;
* Impact of unplanned financing arrangements (including debt issuance, off-balance sheet and factoring);
* Cash taxes--variance from budget;
* Pension contributions--variance from budget;
* Pension liability settlement or plan amendment related charges;
* Impact of change in tax law or stutory rates--variance from budget; and
* Unusual tax items (i.e., FIN 48, Discrete Tax Items, Valuation Allowance Reversals, etc.).

Performance results may be adjusted, as appropriate, for extraordinary or unanticipated items.

The Human Resources and Compensation Committee will determine the applicable performance goals and the bonuses payable upon attainment of such goals.

Notwithstanding the above, no award shall be payable unless the blended performance metrics above are attained at a level that is at least 25% of the target payout level, as certified by the Human Resources and Compensation Committee.

Funding Review and Approval
The following steps will be taken to review and approve funding:

* CFO will review performance to evaluate required accruals;
* CEO will review performance at end of performance period and recommend bonuses to the Human Resources and Compensation Committee as appropriate; and
* Human Resources and Compensation Committee will review and approve bonuses as deemed appropriate.

Individual Awards
Individual awards will be determined on a discretionary basis using overall approved funding, evaluation of individual performance for the performance period, target incentives as a percentage of salary and covered salary (actual paid for year). In no case shall an award exceed 200% of an individual’s target incentive opportunity.

Individuals must be employed at the end of the performance period to be eligible for an award, with ultimate payout at the discretion of the Human Resources and Compensation Committee. Those employees whose employment terminates due to death, permanent and total disability, or as a result of restructuring activities or plant shutdown will be eligible to receive individual awards at the discretion of the CEO and Chief Human Resources Officer. In addition, if an employee retires later than June 30th of the performance period and after either the sum of the employee’s age and years of continuous service from his or her latest hire date equals 70 or more or the employee’s age is 62 or more, then, subject to prior approval by the Vice President and Chief Human Resources Officer or, in the case of the Corporation’s executive officers, the Human Resources and Compensation Committee, in its sole discretion, such employee may be eligible for a prorated payout, based on the number of days of employment in the performance period completed prior to the date of retirement. Any awards payable in the event of termination due to death, permanent disability, as a result of restructuring activities or plant shutdown, or retirement shall be subject to the achievement of the applicable performance conditions and shall be paid as specified under "Timing and Form of Award Payments."

Timing and Form of Award Payments
In 2020, after financial results are confirmed and appropriate approvals are obtained; provided, however, that any such award shall be paid to U.S.-based employees no later than March 15, 2020. Payment may be made in cash, shares of Brunswick common stock granted under the Brunswick Corporation 2014 Stock Incentive Plan, a combination of cash or stock, or an alternate form of equity, as determined by the Human Resources and Compensation Committee.

Claw Back
The Human Resources and Compensation Committee will evaluate the facts and circumstances of any restatement of earnings due to fraud or intentional misconduct that results in material noncompliance with any financial reporting requirement and, in its sole discretion, may require the repayment of all or a portion of bonus awards from individual(s) responsible for the restatement and others assigned to salary grade 21 and above, including senior executives, as deemed appropriate by the Human Resources and Compensation Committee. In addition, bonus awards shall be subject to forfeiture, recovery by Brunswick or other action pursuant to any other clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Additional Terms & Conditions
Payment of any bonus is in the sole discretion of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee may modify, revise, discontinue, cancel or terminate this plan or any payments associated with this plan at any time, without notice.

Nothing contained in these materials constitutes or is intended to create a promise of an individual incentive award or a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick for any reason at any time.